Exhibit 99.1

Statement from The Marcus Corporation Regarding the Death of David Baum, Director

MILWAUKEE--(BUSINESS WIRE)-- The Marcus Corporation (NYSE: MCS) issued the following statement today regarding the untimely death of David Baum, member of its Board of Directors. Mr. Baum’s death was the result of a car accident on May 19, 2022.

“It is with tremendous sadness that we mourn the tragic passing of David Baum. Dave, as he is known to us and others, served on our Board of Directors since February 2016. Most recently he led the finance committee and was a member of both the audit and nominating and governance committees. His business acumen, engaging demeanor and leadership experience have been of significant benefit to our board and their oversight of our company. Dave was also a friend to many of us at The Marcus Corporation, along with being a loving husband, father, brother and friend to others. He will be dearly missed.”

David Baum was president of Baum Media Group, LLC since February 2005 and was a special advisor to The Golf Channel since August 2017. Previously, Mr. Baum served as president of Revolution Golf and was a partner at Goldman, Sachs & Co.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,064 screens at 85 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 17 hotels, resorts and other properties in nine states. For more information, please visit the company’s website at www.marcuscorp.com.

Chad Paris
(414) 905-1036